Exhibit 10.2

             Stock option agreement between the Company and Donald W. Reeve dated December 1, 2014

INFINITE GROUP, INC.

Stock Option Agreement
(This “Agreement”)

Dated: December 1, 2014
(“Grant Date”)

WHEREAS, Infinite Group, Inc., a Delaware corporation (the “Company”), hereby desires to compensate Donald W. Reeve (the “Optionee”) with an origination fee pursuant to the  Company’s and the Optionee’s $400,000 line of credit note agreement which extends through December 31, 2017 (“Financing”); and

WHEREAS, the Optionee desires to provide the Financing to the Company; and

WHEREAS, the Company and the Optionee desire that the Optionee be compensated for originating the Financing by the vesting of the options granted hereby.

NOW THEREFORE, the Company and the Optionee hereby agree as follows:

1.  Grant of Option.

The Company hereby grants to the Optionee a stock option to purchase a total of up to 600,000 shares of the Company's Common Stock, par value $.001 per share (the “Common Stock”), at $.05 (five cents) per share (the “Exercise Price”).  Such options shall become fully vested on the date of the closing of the Financing.

2.  Term.

This option shall expire ten (10) years from the date hereof or such earlier date as otherwise provided for herein (the “Termination Date”).

2.  Characterization of Options.

The option granted pursuant to this Agreement is intended to constitute a non-qualified option, subject to §83 of the Internal Revenue Code of 1986, as amended (the “Code”).

3.   Exercise of Options.

(a)	Subject to earlier termination or cancellation as provided in this Agreement, this Option may be exercised at any time on or after the date hereof, in whole or in part.

(b)	To the extent vested prior to the Termination Date, this option shall be exercisable by written notice of such exercise, in the form prescribed by the Board of Directors of the Company (the “Board”), to the Secretary or Treasurer of the Company at its principal office. The notice shall specify the number of shares of Common Stock for which the option is being exercised (which number, if less than all of the shares then subject to exercise, shall be 1,000 or a multiple thereof) and shall be accompanied by payment (i) in cash or by check in the amount equal to the Exercise Price multiplied by the number of shares to be purchased upon exercise, or (ii) in such other manner as the Board shall deem acceptable. No shares shall be delivered upon exercise of any option until all laws, rules and regulations which the Board may deem applicable have been complied with.

(c)	The Optionee shall not be considered a record holder of the Common Stock issuable pursuant to this Agreement for any purpose until the date on which the Optionee is actually recorded as the holder of such Common Stock in the records of the Company.

(d)	In the event of death of the Optionee, this option may be exercised, to the extent vested on the date of death, at any time within twelve months following such date of death by the Optionee's estate or by a person who acquired the right to exercise this option by bequest or inheritance.

(e)	In no event shall this option be exercisable after the Termination Date.

4. Anti-Dilution Provisions.

(a)	If there is any stock dividend, stock split, or combination of shares of Common Stock, the number and amount of shares then subject to this option shall be proportionately and appropriately adjusted; no change shall be made in the aggregate purchase price to be paid for all shares subject to this option, but the aggregate purchase price shall be allocated among all shares subject to this option after giving effect to the adjustment.

(b)	If there is any other change in the Common Stock, including recapitalization, reorganization, sale or exchange of assets, exchange of shares, offering of subscription rights, or a merger or consolidation in which the Company is the surviving corporation, an adjustment, if any, shall be made in the shares then subject to this option as the Board may deem equitable. Failure of the Board to provide for an adjustment pursuant to this subparagraph prior to the effective date of any Company action referred to herein shall be conclusive evidence that no adjustment is required in consequence of such action.

(c)	If the Company is merged into or consolidated with any other corporation, or if it sells all or substantially all of its assets to any other corporation, then either (i) the Company shall cause provisions to be made for the continuance of this option after such event, or for the substitution for this option of an option covering the number and class of securities which the Optionee would have been entitled to receive in such merger or consolidation by virtue of such sale if the Optionee had been the holder of record of a number of shares of Common Stock equal to the number of shares covered by the unexercised portion of this option, or (ii) the Company shall give to the Optionee written notice of its election not to cause such provision to be made and this option shall become exercisable in full (or, at the election of the Optionee, in part) at any time during a period of 20 days, to be designated by the Company, ending not more than 10 days prior to the effective date of the merger, consolidation or sale, in which case this option shall not be exercisable to any extent after the expiration of such 20-day period.

5.  Investment Representation; Legend on Certificates.

The Optionee agrees that until such time as a registration statement under the Securities Act of 1933, as amended (the “1933 Act”), becomes effective with respect to the option and/or the stock, the Optionee is taking this option and will take the stock underlying this option, for his own account, for investment and not with a view to the resale or distribution thereof.  The Company shall have the right to place upon the face of any stock certificate or certificates evidencing shares issuable upon the exercise of this option such legend as the Board may prescribe for the purpose of preventing disposition of such shares in violation of the 1933 Act, as now or hereafter provided.

6.  Non-Transferability.

This option shall not be transferable by the Optionee other than by will or by the laws of descent or distribution, and is exercisable during the lifetime of the Optionee only by the Optionee.

7.  Certain Rights Not Conferred by Option.

The Optionee shall not, by virtue of holding this option, be entitled to any rights of a stockholder in the Company.

8.  Expenses.

The Company shall pay all original issue and transfer taxes with respect to the issuance and transfer of shares of Common Stock pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith.

9.  Optionee’s Representation and Warranties.

(a)	Other Agreements. Optionee represents and warrants that he has the full right and authority to enter into this Agreement and fully perform his obligations hereunder, that he is not subject to any non-competition agreement, and that his past, present and anticipated future activities for the Company as contemplated by this Agreement will not infringe on the proprietary rights of others. Optionee further represents and warrants that he is not obligated under any contract (including, but not limited to, licenses, covenants or commitments of any nature) or other agreement or subject to any judgment, decree or order of any court or administrative agency which would conflict with his obligation to use his best efforts to perform his duties hereunder or which would conflict with the Company’s business and operations as presently conducted or proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as a consultant by Optionee will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument to which Optionee is currently a party or by which Optionee is currently bound.

(b)	Confidential Information; Trade Secrets. Optionee represents and warrants that he has not, and will not, in connection with his provision of services hereunder, divulge any confidential information, trade secrets, or copyright-protected information of any prior employer or of any other third party.

10.  Miscellaneous.

(a)	No Implied Rights. In no event shall this option be exercisable after the Termination Date. Nothing herein shall be deemed to create any employment agreement or guaranty of the Optionee’s position with the Company or limit in any way the Company's right to terminate Optionee's position at any time.

(b)	Notice. All notices and other communications under this Agreement shall (a) be in writing (which shall include communications by telecopy), (b) be (i) sent by registered or certified mail, postage prepaid, return receipt requested, by facsimile, or (ii) delivered by hand, (c) be given at the following respective addresses and facsimile numbers and to the attention of the following persons:

(i)	if to the Company at:

Infinite Group, Inc.
80 Office Park Way
Pittsford, NY 14534
Telephone: (585) 385-0610
Facsimile: (585) 385-0614

(ii)	if to Optionee, to it at the address set forth below Investor’s signature on the signature page hereof;

or at such other address or facsimile number or to the attention of such other person as the party to whom such information pertains may hereafter specify for the purpose in a notice to the other specifically captioned “Notice of Change of Address”, and (d) be effective or deemed delivered or furnished (i) if given by mail, on the fifth Business Day after such communication is deposited in the mail, addressed as above provided, (ii) if given by facsimile, when such communication is transmitted to the appropriate number determined as above provided in this Section and the appropriate answer back is received or receipt is otherwise acknowledged, and (iii) if given by hand delivery, when left at the address of the addressee addressed as above provided, except that notices of a change of address, facsimile or telephone number, shall not be deemed furnished, until received.

(c)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives.

INFINITE GROUP, INC.

December 1, 2014	By:	/s/ James Villa
James Villa
President

Regarding: Option agreement dated December 1, 2014 for 600,000 shares of the Company’s Common Stock, par value $.001 per share, at the Exercise Price of $.05 per share. I accept the terms of this agreement.

December 1, 2014	By:	/s/ Donald W. Reeve
Donald W. Reeve
Optionee’s Address: 7 Cross Meadow Lane Pittsford, NY 14534